Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of October 1, 2017 by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), Jeereddi II, LP (“Jeereddi II”), Purple Mountain Capital Partners LLC (“PMCP”) and the entities and natural persons set forth in the signature pages hereto (together with Jeereddi II and PMCP, the “Jeereddi/PMCP Group”) (each of the Company and the Jeereddi/PMCP Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Jeereddi/PMCP Group is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,066,688 shares (the “Shares”), or approximately 2.32%, of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Jeereddi II is agreeing to irrevocably withdraw the notice of stockholder nomination of individuals for election as directors at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”) submitted to the Company on August 18, 2017 and its letter demanding to inspect the books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law submitted to the Company on September 25, 2017;

WHEREAS, as of the date hereof, the Company and the members of the Jeereddi/PMCP Group have determined to come to an agreement relating to the composition of the Board of Directors of the Company (the “Board”) and as to certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                           Nomination and Election of Directors; Related Agreements.

(a)                                 Nomination of the New Director. Promptly following the execution of this Agreement, the Board shall take all necessary actions to (i) accept the retirement of one of the members of the Board (the “Retiring Director”), effective as of the date of the Company’s 2017 Annual Meeting, and (ii) nominate James T. Corcoran (the “New Director”) to stand for election as a director of the Company at the 2017 Annual Meeting. Promptly following the execution of this Agreement, the Board shall take all necessary actions to withdraw the nomination of the Retiring Director and to nominate the New Director for election at the 2017 Annual Meeting, including the amendment of its proxy materials for the 2017 Annual Meeting. The Company will provide the Jeereddi/PMCP Group with a reasonable opportunity to review and comment on the amended proxy materials prior to filing such materials with the Securities and Exchange Commission. In the event the New Director is unable to serve as a director, resigns as a director  or is removed during the Standstill Period, and so long as the Jeereddi/PMCP Group meets the Minimum Ownership Threshold (as defined below) at such time, the Jeereddi/PMCP Group shall have the right to recommend a replacement director to the Board, and the Board shall appoint such replacement director to the Board, provided such replacement director is “independent” pursuant to the SEC and NASDAQ listing standards, and is not an Affiliate or Associate (as such terms are defined below) of the Jeereddi/PMCP Group, and such replacement director shall be mutually agreed upon by the Company and the Jeereddi/PMCP Group, in good faith, with the Company’s agreement not to be unreasonably withheld. The Board will recommend, support and solicit proxies for the election of the New Director in the same manner as for any other nominees of the Company at the 2017 Annual Meeting.

(b)                                 If the New Director is elected by the stockholders at the 2017 Annual Meeting to serve on the Board, promptly following the New Director’s election, the Board shall take all necessary actions to appoint the New Director to the Nominating and Governance Committee and to such other committees and subcommittees of the Board as the Board shall deem appropriate.

(c)                                  If at any time the Jeereddi/PMCP Group ceases to collectively beneficially own a “net long position” (as such term is defined in Rule 14e-4 of the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) of at least 533,344 shares of the Company’s Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), (the “Minimum Ownership Threshold”), the New Director will immediately offer his letter of resignation for consideration by the Board and all applicable committees and subcommittees thereof.

(d)                                 Withdrawal of Nominations and Section 220 Demand.  Jeereddi II hereby (i) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors at the 2017 Annual Meeting submitted to the Company on August 18, 2017, and (ii) irrevocably withdraws its letter demanding to inspect the books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law submitted to the Company on September 25, 2017.

(e)                                       Additional Agreements.

(i)                                     Each member of the Jeereddi/PMCP Group agrees that it will cause its controlled Affiliates and controlled Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                                  Upon execution of this Agreement, each member of the Jeereddi/PMCP Group hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (1) nominate or recommend for nomination any person for election at the 2017 Annual Meeting and the 2018 annual meeting of stockholders (the “2018 Annual Meeting”), directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting or the 2018 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting or the 2018 Annual Meeting, directly or indirectly. No member of the Jeereddi/PMCP Group shall publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(e)(ii).

(iii)                               Each member of the Jeereddi/PMCP Group agrees that it will appear in person or by proxy at the 2017 Annual Meeting and the 2018 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by the Jeereddi/PMCP Group at such meeting (x) in favor of the election of the director nominees recommended by the Board, (y) in favor of the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017, or June 30, 2018, as applicable, and (z) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal; provided, however, that to the extent that the recommendation of both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board’s recommendation with respect to any matter other than nominees for election as directors to the Board, the Jeereddi/PMCP Group shall have the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

(iv)                              Prior to appointment to the Board, and in a form and substance acceptable to the Company, the New Director will promptly submit to the Company (i) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director qualification and onboarding documentation required by the Company in connection with the appointment or election of new Board members, (ii) a written acknowledgement that the New Director agrees to be bound by all lawful policies, codes and guidelines applicable to all directors of the Company, including those regarding confidentiality, as such may be amended from time to time, and (iii) an irrevocable resignation letter pursuant to which the New Director will immediately offer to resign from the Board and all applicable committees and subcommittees thereof if, at any time, the Jeereddi/PMCP Group fails to satisfy the Minimum Ownership Threshold.

(v)                                 During the time that the Jeereddi/PMCP Group, or each member individually, is not obligated to file with the SEC beneficial ownership reports on Schedule 13D, each member of the Jeereddi/PMCP Group agrees to promptly notify (but in any event within two (2) business days) the Company when (i) the Jeereddi/PMCP Group no longer meets the Minimum Ownership Threshold, or (ii) when they have made purchases of the Company’s Common stock equal to 1% or more of the Company’s outstanding shares of Common Stock.

2.                                           Standstill Provisions.

(a)    For purposes of this Agreement, “Standstill Period” shall mean the period from the date of execution of this Agreement until the later of (x) the date that is the first day to submit stockholder nominations for the 2019 annual meeting of stockholders pursuant to the Company’s Bylaws (the “2019 Advance Notice Date”) and (y) the date that the New Director no longer serves on the Board; provided, however, that if the New Director is not re-nominated by the Board for election at the 2018 Annual Meeting, the Standstill Period shall end thirty (30) days following the conclusion of the 2018 Annual Meeting; and provided, further, that if the New Director resigns for any reason prior to the 2019 Advance Notice Date, the Standstill Period shall continue until the 2019 Advance Notice Date.

(b)    Each member of the Jeereddi/PMCP Group agrees that during the Standstill Period, neither it nor any of its controlled Affiliates or controlled Associates will, and it will cause each of its controlled Affiliates and controlled Associates not to, directly or indirectly, in any manner:

(i)                                     engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities;

(ii)                                  form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of any member of the Jeereddi/PMCP Group to join the Jeereddi/PMCP Group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)                               deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the Jeereddi/PMCP Group and otherwise in accordance with this Agreement;

(iv)                              engage in any short sale or purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or swap transaction) with respect to any security (other than a board-based market basket or index) that includes, related to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(v)                                 seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors (except as provided for in Section 1);

(vi)                              (A) call or seek to call or request the call of any meeting of stockholders, including by written consent, (B) seek, alone or in concert with others, representation on, or nominate or publicly recommend any candidate to, the Board, except as specifically set forth in Section 1, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) make a request for any stockholder list or other similar Company books and records, (G) make any proposal for consideration by stockholders at any meeting of stockholders, or by written consent, (H) make any offer or proposal (with or without conditions) with respect to any tender offer, merger, acquisition, recapitalization, restructuring, liquidation, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company (an “Extraordinary Transaction”), or encourage, initiate or support any other third party with respect to any of the foregoing, (I) make any public communication in opposition to any Extraordinary Transaction approved by the Board or (J) otherwise acting alone, or in concert with others, seek to control the governance or policies of the Company.

(vii)                           seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or by written consent, except in accordance with Section 1;

(viii)                        make any public statement other than in support of the recommendations of the Board regarding how any member of the Jeereddi/PMCP Group intends to vote or instructing other stockholders how to vote;

(ix)                              make any public disclosure regarding any intent or proposal with respect to the Board, the Company, its management or policies, any of its securities or assets or agreement that is inconsistent with the provisions of this Agreement;

(x)                                 institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Jeereddi/PMCP Group to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Jeereddi/PMCP Group or the New Director, and (C) the exercise of statutory appraisal rights; provided, that the foregoing shall not prevent any member of the Jeereddi/PMCP Group from responding to or complying with a validly issued legal process;

(xi)                              enter into any negotiations, arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any third party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xii)                           take any action challenging the validity or enforceability of this Section 2 or this Agreement, or make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(xiii)                        disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.

(c)     Except as expressly provided in Section 1 or Section 2(b), each member of the Jeereddi/PMCP Group shall be entitled to vote its shares on any other proposal duly brought before the 2017 Annual Meeting or the 2018 Annual Meeting, as applicable.

(d)    Notwithstanding anything herein to the contrary, nothing in this Section 2 shall be deemed to in any way restrict or limit the New Director from, in his capacity as a member of the Board, privately expressing or advocating for his views to the Company, other members of the Board or during Board meetings.

3.                                           Representations and Warranties of the Company.

The Company represents and warrants to the Jeereddi/PMCP Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.                                                Representations and Warranties of the Jeereddi/PMCP Group.

Each member of the Jeereddi/PMCP Group represents and warrants to the Company that (a) the authorized signatory of the member of the Jeereddi/PMCP Group set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member thereto, (b) this Agreement has been duly authorized, executed and delivered by each member of the Jeereddi/PMCP Group, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of any member of the Jeereddi/PMCP Group as currently in effect, (d) the execution, delivery and performance of this Agreement by each member of the Jeereddi/PMCP Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to any member of the Jeereddi/PMCP Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, the Jeereddi/PMCP Group is deemed to beneficially own in the aggregate 1,066,688 shares of Common Stock, (f) as of the date hereof, each member of the Jeereddi/PMCP Group does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) the Jeereddi/PMCP Group will not, directly or indirectly, compensate or agree to compensate the New Director for his service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5.                                                Press Release.

Promptly following the execution of this Agreement, the Company and the Jeereddi/PMCP Group shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company nor the Jeereddi/PMCP Group shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor the Jeereddi/PMCP Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

6.                                                Expenses.

Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including actions in respect of any stockholder meeting prior to the termination or expiration of this Agreement); provided, however, that the Company shall reimburse the Jeereddi/PMCP Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the negotiation and execution of this Agreement in an amount not to exceed $25,000.

7.                                                Specific Performance.

Each of the members of the Jeereddi/PMCP Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Jeereddi/PMCP Group (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.                                                Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                                                  Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Tuesday Morning Corporation
6250 LBJ Freeway
Dallas, TX 75240
Attention: General Counsel
Telephone: (972) 387-3562
Facsimile: (972) 934-7231
Email: BZeterberg@TuesdayMorning.com

With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave., Suite 3400

Los Angeles, CA 90071
Attention: Brian J. McCarthy
Telephone: (213) 687-5070
Facsimile: (213) 621-5070
Email: Brian.McCarthy@skadden.com

If to the Jeereddi/PMCP Group or any member thereof:	Jeereddi II, LP
6430 Sunset Boulevard, Suite 1575
Los Angeles, CA 90028
Attention: Naveen Jeereddi
Telephone: (310) 550-7270
Facsimile: (310) 510-6805
Email: nj@jeereddi.com

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Andrew M. Freedman
Telephone: (212) 451-2250
Facsimile: (212) 451-2222
Email: AFreedman@olshanlaw.com

10.                               Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.                               Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or, if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a

Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This Section 12 shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.

13.                               Confidentiality.

The Jeereddi/PMCP Group agrees that it will not, and will cause its Affiliates and Associates not to, seek to obtain confidential information of the Company from the New Director, and the New Director agrees to keep confidential and not publicly disclose the Company’s confidential information, including all discussions and matters considered in meetings of the Board or Board committees and subcommittees, unless previously disclosed publicly by the Company.  The Confidentiality Agreement, dated August 14, 2017, by and among the Company, Jeereddi Investments LP and PMCP (the “Confidentiality Agreement”), shall continue in full force and effect.

14.                               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement and the Confidentiality Agreement contains the entire understanding of the Parties hereto with respect to their subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and in the Confidentiality Agreement.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Jeereddi/PMCP Group. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Jeereddi/PMCP Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of an authorized representative of the Jeereddi/PMCP Group. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

TUESDAY MORNING CORPORATION

By:	/s/ Steven Becker
Name:	Steven Becker
Title:	Chief Executive Officer

[Signature Page to Agreement]

Jeereddi II, LP

By:	Jeereddi Investments, LP, its
Investment Manager

By:	/s/ Naveen Jeereddi
Name: Naveen Jeereddi
Title: Chief Executive Officer

Jeereddi I, LP

By:	/s/ Naveen Jeereddi
Name: Naveen Jeereddi
Title: Chief Executive Officer

Jeereddi Partners, LLC

By:	/s/ Naveen Jeereddi
Name: Naveen Jeereddi
Title: Chief Executive Officer

Jeereddi Investments, LP

By:	/s/ Naveen Jeereddi
Name: Naveen Jeereddi
Title: Chief Executive Officer

Jeereddi Capital, LLC

By:	/s/ Naveen Jeereddi
Name: Naveen Jeereddi
Title: Chief Executive Officer

PMCP I, LP

By:	/s/ James T. Corcoran
Name: James T. Corcoran
Title: General Partner

PMCP GP, LLC

By:	/s/ James T. Corcoran
Name: James T. Corcoran
Title: CEO

[Signature Page to Agreement]

Purple Mountain Capital Partners LLC

By:	/s/ James T. Corcoran
Name: James T. Corcoran
Title: CEO

/s/ Naveen Jeereddi
Naveen Jeereddi

/s/ James T. Corcoran
James T. Corcoran

[Signature Page to Agreement]

EXHIBIT A

Jeereddi I, LP

Jeereddi II, LP
Jeereddi Partners, LLC

Jeereddi Investments, LP

Jeereddi Capital, LLC

PMCP I, LP

PMCP GP, LLC

Purple Mountain Capital Partners LLC

Naveen Jeereddi

James T. Corcoran

EXHIBIT B

PRESS RELEASE